UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2013

ENERGY TODAY, INC.
(Exact name of registrant as specified in its charter)

Texas	333-170578	61-155055
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

373 South Willow Street #254 Manchester, New Hampshire	03103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 425-8933

Yellow7, Inc. 104 Hardwicke Lane, Little Elm, Texas 75068
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03     Amendment to Articles of Incorporation or Bylaws

On April 2, 2013, Energy Today, Inc. amended its certificate of formation to change the Company’s name from Yellow7, Inc. (“Yellow7”) to Energy Today, Inc. (“Energy Today” or “Company”), implement a reverse stock split in the ratio of 1 share for every 5,000 shares of common stock, create Series A and Series B Preferred Stock, and clarify certain corporate governance measures. This amendment was approved and filed of record by the Texas Secretary of State on April 8, 2013. FINRA has declared the Company’s 1-for-5,000 reverse stock split market effective, as of April 18, 2013. The reverse stock split will reduce the Company’s common stock outstanding from approximately 240,009,700 shares to approximately 48,002 shares.  All fractional shares will be rounded up and each shareholder will receive new certificate evidencing their post-reverse split shares if and when they present their certificates to the transfer agent. Current stock certificates may be exchanged for new certificates by contacting the Company’s transfer agent, ClearTrust, LLC. The text of the amendment to the Company’s certificate of formation is incorporated herein and filed as Exhibit 5.1.

Item 3.01     Transfer of Listing

In connection with the Company’s name change, the Financial Industry Regulatory Authority has assigned the Company a new stock symbol, ENGR: OTCQB.

The Company’s stock will be quoted as YLLCD (OTCQB) through May 8, 2013, and thereafter, the trading symbol will be changed to ENGR (OTC Markets). The new CUSIP number is 2927W105. Current stock certificates may be exchanged for new certificates with the Company’s new name by contacting the Company’s transfer agent, ClearTrust, LLC at:

Phone:	813-235-4490
Fax:	813-388-4549
E-mail:	inbox@cleartrusttransfer.com
Web site:	www.ClearTrustOnline.com
Mail:	16540 Pointe Village Drive, Suite 206
Lutz, FL 33558

Item 9.01     Exhibits

Exhibit No.	Title
3.1	Articles of Amendment of Energy Today, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 26, 2013

Energy Today, Inc.

By:	/s/ M. Thomas Makmann
M. Thomas Makmann Chief Executive Officer